I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	Exhibit 99.1 FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 277-5162	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com

I-Flow Reports Third Quarter Revenue Increased 58% to a
Record $18.7 Million as Regional Anesthesia Sales Increased 117%

Nine-Month Revenue Increased 50% to a Record $50 Million
On 102% Increase in Regional Anesthesia Sales

Oncology Infusion Services Third Quarter Revenue Increased 59% to A
Record $5.2 Million

     LAKE FOREST, CALIFORNIA, November 4, 2004 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that revenue for the third quarter of 2004 increased 58% to a record $18,688,000 compared to $11,822,000 for the third quarter of 2003, reflecting a 117% increase in Regional Anesthesia sales and continued growth in revenue for the Company’s Oncology Infusion Services and Infusion Therapy segments. Revenue for the first nine months of 2004 increased 50% to a record $50,024,000 from $33,340,000 for the first nine months of 2003 on the strength of a 102% increase in Regional Anesthesia sales.

     “Our focus on increasing awareness and driving adoption of our proprietary ON-Q® family of products for narcotic-free relief of post-surgical pain is delivering the growth we anticipated,” said Chairman, President and Chief Executive Officer Donald M. Earhart.

Third Quarter Results

     For the three months ended September 30, 2004, net revenue increased to a record $18,688,000 from $11,822,000 for the third quarter of 2003. Gross profit improved to 71% of revenue for this year’s third quarter compared to 64% for the same period last year. The net loss for this year’s third quarter was $1,770,000, or $0.08 per share. This compares to a net loss for the third quarter of 2003 of $386,000, or $0.02 per share.

Nine Month Results

     For the nine months ended September 30, 2004, net revenue increased 50% to a record $50,024,000, compared to net revenue of $33,340,000 for the first nine months of 2003. Gross profit rose to 69% of revenue for the first nine months of 2004, compared to 65% for the same period last year. The net loss for this year’s first nine months was $4,774,000, or $0.24 per share, compared to a net loss for the first nine months of 2003 of $347,000, or $0.02 per share.

Strategic Highlights

     “Each year, millions of surgical patients potentially could benefit from our ON-Q technology in the United States alone. This is a tremendous opportunity for sustained growth. Our goal is to establish our ON-Q brand as the new ‘best practice’ in post-surgical pain relief, and ultimately to replace narcotics as the standard of care. Our four-pronged strategy of building our direct sales force, supporting independent third-party clinical studies that demonstrate the benefits of ON-Q in an expanding number of surgical applications, offering innovative programs to facilitate reimbursement and reduce reimbursement risk, and promoting ON-Q with carefully targeted marketing campaigns is moving us steadily toward our objective,” Earhart said.

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I-Flow Reports Record Third Quarter Revenue of $18.7 Million
as Regional Anesthesia Sales Increased 117%
November 4, 2004
Page Two

     Recent highlights include:

•	Further expansion of the Company’s distribution capabilities, with ON-Q now available in more than 900 hospitals and ambulatory surgery centers (ASC’s) throughout the United States. At the end of the third quarter, I-Flow’s hospital-focused direct sales force numbered 106 quota-carrying sales professionals calling on hospitals and surgeons, compared to 60 at the end of last year and 87 at the end of the second quarter of 2004. Since its launch just a few months ago, I-Flow’s other ON-Q sales force targeted exclusively at ASC’s and other outpatient settings already numbers 20 sales professionals.

•	The receipt of CE Mark approval for I-Flow’s ON-Q brand for additional indications for use within the European Union. “These additional indications are identical to the FDA clearance that ON-Q received in May 2004, and allow I-Flow to market ON-Q as superior to narcotics alone for reducing pain after surgery. Now, all ON-Q branded products sold within the United States, Canada, and the European Union’s 25 member states are cleared to carry this enhanced labeling. We believe that this will dramatically enhance our ability to market ON-Q in Europe, and will facilitate the development of a distributor network for this large market,” Earhart explained.

•	An agreement to make ON-Q available to health care organizations that purchase supplies through Novation LLC, the supply company of VHA Inc. and University HealthSystem Consortium that serves more than 2,300 health care organizations nationwide, including 1,400 acute care facilities. Also, the award of a contract by MedAssets, a fast-growing group purchasing organization and supply chain management company, under which MedAssets will offer ON-Q to its network of healthcare providers, including hospitals and ASC’s. “We now have established relationships with four of the largest group purchasing organizations in the United States. This is a major accomplishment for I-Flow that demonstrates how far we have come in increasing acceptance for our ON-Q products, and demonstrating ON-Q’s value in enhancing patient care. These contracts open the doors for our direct sales force to make the benefits of ON-Q available to a significantly expanded target market,” Earhart said.

•	The publication of a study of abdominal surgery that found that continuous post-surgical wound infiltration with a local anesthetic delivered by ON-Q increased tissue oxygenation at the surgical site, which may enhance wound healing and prevent post-operative wound infections. Another study following gynecologic oncology surgery also supported the use of ON-Q to provide pain relief after surgery without increasing the risk of wound infections. “These are compelling results that support our belief that the use of ON-Q helps increase oxygenation, which promotes faster wound healing, and does not cause an increase in surgical-site complications such as infection,” Earhart said.

•	Other recently published studies demonstrated the effectiveness of ON-Q in treating pain while minimizing the use of narcotics in additional surgical procedures, including outpatient bariatric (weight loss) surgery, outpatient total hip replacement surgery, and radical prostatectomy surgery performed with a robotic, minimally invasive technique. “In trial after trial, and in indication after indication, the clinical results have been remarkably consistent — ON-Q helps surgical patients recover faster, with less pain and less narcotics use,” Earhart said.

Regional Anesthesia

     Sales in I-Flow’s Regional Anesthesia market segment, which includes the ON-Q® PainBuster® Post-Operative Pain Relief System, the ON-Q® C-bloc® Continuous Nerve Block System and the Soaker™ Catheter, increased 117% to $8,735,000 for this year’s third quarter, compared to $4,032,000 for the same period a year ago. Excluding sales in the prior year quarter to the Company’s former distributor dj Orthopedics, the increase in U.S. ON-Q sales was 138%. For the first nine months of 2004, Regional Anesthesia sales increased 102% to $21,969,000 from $10,886,000 for the first nine months of 2003.

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I-Flow Reports Record Third Quarter Revenue of $18.7 Million
as Regional Anesthesia Sales Increased 117%
November 4, 2004
Page Three

Oncology Infusion Services

     Third quarter revenue for I-Flow’s InfuSystem subsidiary increased 59% to $5,212,000 compared to $3,275,000 for the third quarter of 2003. For the first nine months of 2004, sales increased 45% to $13,951,000 from $9,619,000 for the same period of 2003.

     Earhart noted that, “With the emergence of additional protocols requiring the use of electronic ambulatory infusion pumps, we believe there are excellent opportunities for further growth in this business.”

Infusion Therapy

     Sales of IV Infusion Therapy products, which include the Company’s intravenous elastomeric pumps, mechanical infusion devices and disposables, and recently discontinued electronic infusion pumps, increased 5% to $4,741,000 for the third quarter of 2004 versus $4,515,000 for the same period last year. For the first nine months of 2004, IV Infusion Therapy sales increased 10% to $14,104,000 versus $12,835,000 a year ago.

Balance Sheet

     At September 30, 2004, I-Flow reported net working capital of $66 million, including cash and equivalents of $46.4 million, no long-term debt and shareholders’ equity of $87.1 million. On April 19, 2004, I-Flow announced the completion of its public offering of 2,990,000 shares of common stock, including the underwriters’ over-allotment option, for net proceeds to the Company of $43.1 million.

Conference Call

     I-Flow has scheduled a conference call today at 11:00 a.m. ET. A simultaneous webcast may be accessed from the Investors’ “Event Calendar” link at www.IFLO.com. A replay will be available after 1:00 p.m. ET at the same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21210715, after 1:00 p.m. ET.

About I-Flow

     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief.

“Safe Harbor” Statement

     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: implementation of our direct sales strategy; dependence on our suppliers and distributors; reliance on the success of the home health care industry; our continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with our management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; competition in the industry; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.

(tables attached)

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except for per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net Revenues	$18,688	$11,822	$50,024	$33,340
Cost of sales	5,377	4,312	15,280	11,799

Gross Profit	13,311	7,510	34,744	21,541
Costs and expenses:
Selling, general & administrative	15,564	7,730	40,627	20,916
Product Development	743	589	2,013	1,611

Total expenses	16,307	8,319	42,640	22,527

Operating loss	(2,996)	(809)	(7,896)	(986)
Interest expense (income), net	(182)	41	(292)	38

Loss from continuing operations before income taxes	(2,814)	(850)	(7,604)	(1,024)
Provision for income taxes (benefit)	(1,044)	(343)	(2,830)	(417)

Loss from continuing operations	(1,770)	(507)	(4,774)	(607)
Income from discontinued operations, net of tax	—	121	—	260

Net income (loss)	$(1,770)	$(386)	$(4,774)	$(347)

Net income (loss) per share from continuing operations
Basic and Diluted	$(0.08)	$(0.03)	$(0.24)	$(0.04)
Net income (loss) per share
Basic and Diluted	$(0.08)	$(0.02)	$(0.24)	$(0.02)

Weighted average shares
Basic and Diluted	21,501	16,445	20,185	15,827

CONDENSED CONSOLIDATED BALANCE SHEET
($ in thousands) (Unaudited)

	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
ASSETS	2004	2003	LIABILITIES & EQUITY	2004	2003
Cash & Equivalents	$46,400	$15,185	Current Liabilities	$7,215	$7,123
Other Current Assets	26,831	23,405
Property, Plant & Equipment, Net	10,250	6,744	Long-term liabilities	—	—
Other Assets	10,883	6,562	Shareholders’ Equity	87,149	44,773

Total	$94,364	$51,896	Total	$94,364	$51,896